Exhibit 99.1

Jack in the Box Inc. Reports Third Quarter 2022 Earnings

Jack in the Box same-store sales of -0.6%, +9.6% on a two-year basis
Del Taco same-store sales of +3.5%, +10.6% on a two-year basis(1)
Jack in the Box systemwide sales decline of -1.4%, Del Taco systemwide sales growth of +3.3%(1)
Jack in the Box now at 62 development agreements for 220 future restaurants
Jack in the Box completes LOI to refranchise Oregon evolving market restaurants, including future development commitments
Management provides updates on share repurchases and previous guidance

SAN DIEGO--(BUSINESS WIRE)--August 10, 2022--Jack in the Box Inc. (NASDAQ: JACK) announced financial results for the Jack in the Box and Del Taco segments in the third quarter, ended July 10, 2022.

“I am very encouraged by the commitment shown by our franchisees, operators and corporate team members as we navigate this challenging and complex operating environment. We have remained steadfast in executing our four strategic pillars by focusing on what we can control,” said Darin Harris, Jack in the Box Chief Executive Officer. “Both Jack and Del Taco demonstrated top-line strength, delivering excellent same-store sales performances on a two-year basis, and sequentially higher sales on a three-year basis. As we navigate through the near-term, we are committed to utilizing the remainder of the year to return cash to shareholders via share buybacks in the fourth quarter, as well as strengthen our foundation to demonstrate unit growth progress beginning in fiscal 2023.”

Jack in the Box Performance

Systemwide sales for the third quarter decreased 1.4%. Same-store sales decreased 0.6% in the third quarter, comprised of a decline in franchise same-store sales of 1.0% and an increase in Company-operated same-store sales of 3.5%. Higher average check, driven mostly by pricing, was more than offset by traffic declines for franchise, and only partially offset by traffic declines for company-operated. The chicken and sides categories performed well, as did the snack and dinner day parts. During the quarter, systemwide sales declined relative to same-store sales due to a one-week shift affecting the calculation of same-store sales related to the 53rd week in 2021. This one-week shift had a more positive impact on same-store sales due to lapping less of the stimulus benefit in its calculation when compared to the fiscal quarter comparison.

As of the third quarter, and since the launch of the development program in mid-2021, the Company currently has 62 signed agreements for a total of 233 restaurants. Under these agreements, 13 restaurants have opened, leaving 220 remaining for future development. Net restaurant count was flat in the third quarter, as the Company both opened and closed three locations. The three restaurant closures included one Company-operated restaurant within an Evolving Market, one franchise location with an early termination and one franchise location with an agreement expiration.

Restaurant-Level Margin(2), a non-GAAP measure, was 15.8%, a decline from a year ago driven by increases in food and packaging costs; wage inflation of 13.2%; and increases in utilities and maintenance and repair costs, partially offset by menu price increases. Commodity costs increased in the quarter by approximately 16.8%, primarily due to increases in proteins, sauces, oil and beverages. When removing the temporary Evolving Markets (Oregon, Kansas City, Oklahoma City and Nashville), Restaurant-Level Margin was 19.3% for the quarter. Subsequent to the third quarter, the Company completed a Letter of Intent to refranchise seven restaurants within the Oregon market, with plans to close the remaining company-owned Oregon restaurants thereafter. This would remove all Oregon locations from the Evolving Markets portfolio beginning in Q1 2023. The agreement would also include six Southern California-based company-owned restaurants, which would be refranchised to the same operator, and a commitment to build additional future restaurants.

Franchise-Level Margin(2), a non-GAAP measure, was 41.4%, a decline from a year ago, driven by reduced operating hours, lower early termination penalties, and deferrals in connection with a franchisee currently in bankruptcy proceedings. Excluding the impact of this St. Louis-area franchisee's pre-pandemic challenges and 2021 chapter 11 bankruptcy event, Franchise-Level Margin for the third quarter of 2022 would have been would have been 42.2%, compared to 43.3% in the third quarter of 2021.

Jack in the Box Same-Store Sales:
	12 Weeks Ended		40 Weeks Ended
	July 10, 2022	July 4, 2021	July 10, 2022	July 4, 2021
Company	3.5%	9.0%	1.5%	10.0%
Franchise	(1.0)%	10.3%	(0.1)%	14.5%
System	(0.6)%	10.2%	0.0%	14.0%

Jack in the Box Restaurant Counts:
	2022			2021
	Company	Franchise	Total	Company	Franchise	Total
Restaurant count at beginning of Q3	172	2,035	2,207	148	2,080	2,228
New	—	3	3	—	4	4
Acquired from franchisees	—	—	—	—	—	—
Closed	(1)	(2)	(3)	—	(13)	(13)
Restaurant count at end of Q3	171	2,036	2,207	148	2,071	2,219
Q3 Net Restaurant Increase/(Decrease)	(1)	1	—
Q3 2022 vs. Q3 2021 Restaurant % Increase/(Decrease)	15.5%	(1.7)%	(0.5)%

Del Taco Performance(1)

Systemwide sales for the fiscal third quarter increased 3.3% driven by positive results in both franchise and company-operated same-store sales. Same-store sales increased 3.5% in the third quarter, comprised of franchise same-store sales growth of 4.8% and Company-operated same-store sales growth of 2.3%. Sales performance was boosted by the 20 Under $2 value platform, higher average ticket and menu price, partially offset by menu mix and transaction declines. Del Taco had a third quarter net restaurant decrease of five restaurants, comprised of five closures and no openings.

Restaurant-Level Margin, a non-GAAP measure, was 17.6% while Franchise-Level Margin, a non-GAAP measure, was 42.7%.

Del Taco Same-Store Sales(1):
	12 Weeks Ended
	July 10, 2022	July 4, 2021
Company	2.3%	8.2%
Franchise	4.8%	5.9%
System	3.5%	7.1%

Del Taco Restaurant Counts(1):
	2022			2021
	Company	Franchise	Total	Company	Franchise	Total
Restaurant count at beginning of Q3	293	306	599	297	303	600
New	—	—	—	1	3	4
Closed	(2)	(3)	(5)	—	(1)	(1)
Restaurant count at end of Q3	291	303	594	298	305	603
Q3 Net Restaurant Increase/(Decrease)	(2)	(3)	(5)
Q3 2022 vs. Q3 2021 Restaurant % Increase/(Decrease)	(2.3)%	(0.7)%	(1.5)%

Company-Wide Performance

Third quarter diluted earnings per share was $1.08. Operating Earnings Per Share (3), a non-GAAP measure, was $1.38 in the third quarter of fiscal 2022 compared with $1.64 in the prior year quarter. Total revenues increased 47.8% to $398.3 million, compared to $269.5 million in the prior year quarter.

Net earnings decreased to $22.9 million for the third quarter of fiscal 2022, compared with $40.0 million for the third quarter of fiscal 2021.

Adjusted EBITDA(4), a non-GAAP measure, was $73.2 million in the third quarter of fiscal 2022 compared with $79.0 million for the prior year quarter.

SG&A expense for the third quarter, which now includes Del Taco, was $40.1 million, an increase of $18.3 million compared to the prior year quarter, driven primarily by; mark-to-market changes in the cash surrender value of company owned life insurance ("COLI") policies, net of changes in our deferred compensation obligation supported by these policies, resulting in a year-over-year increase of $7.2 million, an increase in advertising expense of $5.1 million and an increase of $8.5 million in other G&A from the acquisition of Del Taco; partially offset by a decrease in litigation matters of $2.1 million.

The effective tax rate for the third quarter of fiscal year 2022 was 28.8% compared to 23.1% in fiscal year 2021. The major components of the year-over-year increase in tax rate, the impacts of which were exacerbated by a decrease in earnings before income taxes, were non-deductible COLI losses in the current year as opposed to non-taxable gains in the prior year, a favorable release of reserve on state tax credits and losses in the prior year, and an increase in non-deductible expenses in the current year.

(1) Del Taco same-store sales on a two-year basis and all prior year comparisons are pro forma and based on the time period of Jack in the Box’s full two-year fiscal calendar. We believe Del Taco's information on this time period is useful to investors as they have a direct effect on the company's profitability

(2) Restaurant-Level Margin and Franchise-Level Margin are non-GAAP measures. These non-GAAP measures are reconciled to earnings from operations, the most comparable GAAP measure, in the attachment to this release. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

(3) Operating Earnings Per Share represents diluted earnings per share on a GAAP basis of $1.08 excluding acquisition, integration, and restructuring costs of $0.10; COLI losses (gains), net of $0.22; and refranchising gains of ($0.03). See "Reconciliation of Non-GAAP Measurements to GAAP Results." Operating earnings per share may not add due to rounding.

(4) Adjusted EBITDA represents net earnings on a GAAP basis excluding income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants, other operating expenses (income), net, depreciation and amortization, the amortization of favorable and unfavorable leases and subleases, net and the amortization of franchise tenant improvement allowances and incentives. See "Reconciliation of Non-GAAP Measurements to GAAP Results."

Capital Allocation

On November 19, 2021, the Board of Directors authorized a $200.0 million stock buy-back program that expires on November 20, 2023. The Company did not repurchase any shares in the third quarter of 2022, but plans to execute $25 million in share repurchases during the fourth quarter of 2022. On August 5, 2022, the Board of Directors declared a cash dividend of 0.44 per common share, to be paid on September 9, 2022, to shareholders of record as of the close of business on August 24, 2022.

Guidance Updates

The following guidance and underlying assumptions reflect the Company’s current expectations for the current fiscal year ending October 2, 2022:

Jack Restaurant Level Margin Guidance for FY 2022

  Overall Jack in the Box Restaurant Level Margin is now expected to be ~16% (previously ~17%), which includes high single-digit price increases
  Jack in the Box Restaurant Level Margin when removing Evolving Markets (Oregon, Kansas City, Oklahoma City and Nashville) is expected to be ~19% (previously ~20%)

Company-wide CapEx & Other Investments Guidance for FY 2022

  Company-wide CapEx & Other Investments Guidance now $50-55 million (previously $75-80 million), due primarily to lower franchise incentive capital deployment toward restaurant reimages

Del Taco Guidance

All guidance and outlook measures related specifically to Del Taco will debut in 2023, and will be disclosed at our Q4/Full-Year 2022 earnings in November.

Conference Call

The Company will host a conference call for analysts and investors on Wednesday, August 10, 2022, beginning at 10:00 a.m. PT (1:00 p.m. ET). The call will be webcast live via the Investors section of the Jack in the Box company website at http://investors.jackinthebox.com. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days. The call can be accessed via phone by dialing (888) 330-2455 and using ID 6311841.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with more than 2,200 restaurants across 21 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 600 restaurants across 16 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.
Category: Earnings

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may be identified by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goals,” “guidance,” “intend,” “plan,” “project,” “may,” “will,” “would” and similar expressions. These statements are based on management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate. These estimates and assumptions involve known and unknown risks, uncertainties, and other factors that are in some cases beyond our control. Factors that may cause our actual results to differ materially from any forward-looking statements include, but are not limited to: the success of new products, marketing initiatives and restaurant remodels and drive-thru enhancements; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, risks relating to expansion into new markets and successful franchise development; the ability to attract, train and retain top-performing personnel, litigation risks; risks associated with disagreements with franchisees; supply chain disruption; food-safety incidents or negative publicity impacting the reputation of the company's brand; increased regulatory and legal complexities, risks associated with the amount and terms of the securitized debt issued by certain of our wholly owned subsidiaries; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission, which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)
	12 Weeks Ended		40 Weeks Ended
	July 10, 2022	July 4, 2021	July 10, 2022	July 4, 2021
Revenues:
Company restaurant sales	$215,231	$91,892	$486,596	$292,132
Franchise rental revenues	80,068	80,598	259,723	262,248
Franchise royalties and other	52,059	48,582	159,915	155,461
Franchise contributions for advertising and other services	50,947	48,386	159,076	155,375
	398,305	269,458	1,065,310	865,216
Operating costs and expenses, net:
Food and packaging	65,755	27,061	150,163	83,376
Payroll and employee benefits	71,366	27,356	162,001	88,727
Occupancy and other	42,054	14,103	92,102	45,287
Franchise occupancy expenses	50,971	48,824	164,198	162,897
Franchise support and other costs	3,768	2,722	12,694	9,336
Franchise advertising and other services expenses	52,398	49,168	164,964	158,967
Selling, general and administrative expenses	40,086	21,796	93,904	61,156
Depreciation and amortization	16,713	10,389	40,754	35,656
Other operating expenses, net	4,129	922	22,339	1,698
Gains on the sale of company-operated restaurants	(802)	(264)	(1,660)	(3,079)
	346,438	202,077	901,459	644,021
Earnings from operations	51,867	67,381	163,851	221,195
Other pension and post-retirement expenses, net	70	204	233	678
Interest expense, net	19,703	15,158	66,371	51,120
Earnings before income taxes	32,094	52,019	97,247	169,397
Income taxes	9,237	11,991	27,324	42,576
Net earnings	$22,857	$40,028	$69,923	$126,821

Net earnings per share:
Basic	$1.08	$1.80	$3.29	$5.59
Diluted	$1.08	$1.79	$3.29	$5.57

Weighted-average shares outstanding:
Basic	21,236	22,263	21,221	22,683
Diluted	21,260	22,326	21,264	22,761

Dividends declared per common share	$0.44	$0.44	$1.32	$1.24

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
(Unaudited)
	July 10, 2022	October 3, 2021
ASSETS
Current assets:
Cash	$65,857	$55,346
Restricted cash	27,058	18,222
Accounts and other receivables, net	78,490	74,335
Inventories	5,704	2,335
Prepaid expenses	15,529	12,682
Current assets held for sale	7,519	1,692
Other current assets	4,775	4,346
Total current assets	204,932	168,958
Property and equipment:
Property and equipment, at cost	1,270,362	1,133,038
Less accumulated depreciation and amortization	(828,723)	(810,124)
Property and equipment, net	441,639	322,914
Other assets:
Operating lease right-of-use assets	1,334,300	934,066
Intangible assets, net	12,544	470
Trademarks	283,500	—
Goodwill	367,507	47,774
Deferred tax assets	—	51,517
Other assets, net	219,350	224,438
Total other assets	2,217,201	1,258,265
	$2,863,772	$1,750,137
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Current maturities of long-term debt	$30,201	$894
Current operating lease liabilities	173,057	150,636
Accounts payable	49,286	29,119
Accrued liabilities	215,286	148,417
Total current liabilities	467,830	329,066
Long-term liabilities:
Long-term debt, net of current maturities	1,806,074	1,273,420
Long-term operating lease liabilities, net of current portion	1,166,977	809,191
Deferred tax liabilities	33,704	—
Other long-term liabilities	157,051	156,342
Total long-term liabilities	3,163,806	2,238,953
Stockholders’ deficit:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 82,580,296 and 82,536,059 issued, respectively	826	825
Capital in excess of par value	506,674	500,441
Retained earnings	1,806,352	1,764,412
Accumulated other comprehensive loss	(72,410)	(74,254)
Treasury stock, at cost, 61,523,475 shares	(3,009,306)	(3,009,306)
Total stockholders’ deficit	(767,864)	(817,882)
	$2,863,772	$1,750,137

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands) (Unaudited)
	Year-to-date
	July 10, 2022	July 4, 2021
Cash flows from operating activities:
Net earnings	$69,923	$126,821
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	40,754	35,656
Amortization of franchise tenant improvement allowances and incentives	3,046	2,330
Deferred finance cost amortization	4,280	4,304
Loss on extinguishment of debt	7,700	—
Tax deficiency (excess tax benefit) from share-based compensation arrangements	123	(1,164)
Deferred income taxes	8,058	(2,599)
Share-based compensation expense	5,541	3,338
Pension and post-retirement expense	233	678
Losses (gains) on cash surrender value of company-owned life insurance	9,024	(12,561)
Gains on the sale of company-operated restaurants	(1,660)	(3,079)
Gains on the disposition of property and equipment, net	(1,746)	(1,754)
Impairment charges and other	3,863	1,951
Changes in assets and liabilities, excluding acquisitions:
Accounts and other receivables	571	14,485
Inventories	(137)	(250)
Prepaid expenses and other current assets	(3,261)	1,194
Operating lease right-of-use assets and lease liabilities	6,074	(23,735)
Accounts payable	2,627	(2,597)
Accrued liabilities	(42,701)	20,611
Pension and post-retirement contributions	(5,109)	(4,961)
Franchise tenant improvement allowance and incentive disbursements	(2,206)	(8,009)
Other	(1,185)	(778)
Cash flows provided by operating activities	103,812	149,881
Cash flows from investing activities:
Purchases of property and equipment	(34,349)	(35,157)
Acquisition of Del Taco, net of cash acquired	(580,792)	—
Proceeds from the sale of property and equipment	4,691	5,272
Proceeds from the sale and leaseback of assets	5,968	—
Proceeds from the sale of company-operated restaurants	1,402	1,229
Other	(1,315)	2,616
Cash flows used in investing activities	(604,395)	(26,040)
Cash flows from financing activities:
Borrowings on revolving credit facilities	68,000	—
Repayments of borrowings on revolving credit facilities	(18,000)	(107,875)
Proceeds from the issuance of debt	1,100,000	—
Principal repayments on debt	(580,518)	(640)
Payment of debt issuance and extinguishment costs	(20,599)	—
Dividends paid on common stock	(27,789)	(27,886)
Proceeds from issuance of common stock	51	6,646
Repurchases of common stock	—	(124,399)
Payroll tax payments for equity award issuances	(1,215)	(4,166)
Cash flows provided by (used in) financing activities	519,930	(258,320)
Net increase (decrease) in cash and restricted cash	19,347	(134,479)
Cash and restricted cash at beginning of period	73,568	236,920
Cash and restricted cash at end of period	$92,915	$102,441

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

The following table presents certain income and expense items included in our condensed consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS DATA
(Unaudited)
	12 Weeks Ended				40 Weeks Ended
	July 10, 2022		July 4, 2021		July 10, 2022		July 4, 2021
Revenues:
Company restaurant sales	54.0%		34.1%		45.7%		33.8%
Franchise rental revenues	20.1%		29.9%		24.4%		30.3%
Franchise royalties and other	13.1%		18.0%		15.0%		18.0%
Franchise contributions for advertising and other services	12.8%		18.0%		14.9%		18.0%
	100.0%		100.0%		100.0%		100.0%
Operating costs and expenses, net:
Food and packaging (1)	30.6%		29.4%		30.9%		28.5%
Payroll and employee benefits (1)	33.2%		29.8%		33.3%		30.4%
Occupancy and other (1)	19.5%		15.3%		18.9%		15.5%
Franchise occupancy expenses (excluding depreciation and amortization) (2)	63.7%		60.6%		63.2%		62.1%
Franchise support and other costs (3)	7.2%		5.6%		7.9%		6.0%
Franchise advertising and other services expenses (4)	102.8%		101.6%		103.7%		102.3%
Selling, general and administrative expenses	10.1%		8.1%		8.8%		7.1%
Depreciation and amortization	4.2%		3.9%		3.8%		4.1%
Other operating expenses, net	1.0%		0.3%		2.1%		0.2%
Gains on the sale of company-operated restaurants	(0.2	) %	(0.1	) %	(0.2	) %	(0.4	) %
Earnings from operations	13.0%		25.0%		15.4%		25.6%
Income tax rate (5)	28.8%		23.1%		28.1%		25.1%
(1)	As a percentage of company restaurant sales.
(2)	As a percentage of franchise rental revenues.
(3)	As a percentage of franchise royalties and other.
(4)	As a percentage of franchise contributions for advertising and other services.
(5)	As a percentage of earnings from operations and before income taxes

Jack in the Box systemwide sales (in thousands):
	12 Weeks Ended		40 Weeks Ended
	July 10, 2022	July 4, 2021	July 10, 2022	July 4, 2021
Company-operated restaurant sales	$100,899	$91,892	$315,205	$292,132
Franchised restaurant sales (1)	867,210	889,558	2,825,353	2,852,746
Systemwide sales (1)	$968,109	$981,450	$3,140,558	$3,144,878
(1)

Franchised restaurant sales represent sales at franchised restaurants and are revenues of our franchisees. Systemwide sales include company and franchised restaurant sales. We do not record franchised sales as revenues; however, our royalty revenues, marketing fees and percentage rent revenues are calculated based on a percentage of franchised sales. We believe franchised and systemwide restaurant sales information is useful to investors as they have a direct effect on the company's profitability.

Del Taco systemwide sales (in thousands):
	12 Weeks Ended		40 Weeks Ended
	July 10, 2022	July 4, 2021 (1)	July 10, 2022 (1)	July 4, 2021 (1)
Company-operated restaurant sales	$114,333	$112,196	$368,893	$359,395
Franchised restaurant sales (2)	112,774	107,741	359,243	341,691
Systemwide sales (2)	$227,107	$219,937	$728,136	$701,086
(1)	Del Taco has been presented on a pro forma basis has been derived from unaudited financial information to conform to our fiscal year and is for informational purposes only.
(2)

Franchised restaurant sales represent sales at franchised restaurants and are revenues of our franchisees. Systemwide sales include company and franchised restaurant sales. We do not record franchised sales as revenues; however, our royalty revenues, marketing fees and percentage rent revenues are calculated based on a percentage of franchised sales. We believe franchised and systemwide restaurant sales information is useful to investors as they have a direct effect on the company's profitability.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

To supplement the condensed consolidated financial statements, which are presented in accordance with GAAP, the company uses the following non-GAAP measures: Operating Earnings Per Share, Adjusted EBITDA, Restaurant-Level Margin and Franchise-Level Margin. Management believes that these measurements, when viewed with the company's results of operations in accordance with GAAP and the accompanying reconciliations in the tables below, provide useful information about operating performance and period-over-period changes, and provide additional information that is useful for evaluating the operating performance of the company's core business without regard to potential distortions.

Operating Earnings Per Share

Operating Earnings Per Share represents diluted earnings per share on a GAAP basis excluding acquisition, integration, and restructuring costs; COLI losses (gains), net and gains on the sale of company-operated restaurants. Operating Earnings Per Share should be considered as a supplement to, not as a substitute for, analysis of results as reported under U.S. GAAP or other similarly titled measures of other companies. Management believes Operating Earnings Per Share provides investors with a meaningful supplement of the company’s operating performance and period-over-period changes without regard to potential distortions.

Below is a reconciliation of non-GAAP Operating Earnings Per Share to the most directly comparable GAAP measure, diluted earnings per share. Figures may not add due to rounding.

	12 Weeks Ended
	July 10, 2022	July 4, 2021
Diluted earnings per share – GAAP	$1.08	$1.79
Acquisition, integration, and restructuring costs	0.10	—
Net COLI losses (gains)	0.22	(0.14)
Refranchising gains	(0.03)	(0.01)
Operating Earnings Per Share – non-GAAP (1)	$1.38	$1.64
(1)	Operating Earnings Per Share may not add due to rounding.
(2)

Beginning in the first quarter of 2022, we exclude gains and losses driven by mark-to-market changes in the cash surrender value of COLI policies, net of a deferred compensation obligation supported by these policies. The prior period has been recast to conform to the current year presentation.

Adjusted EBITDA

Adjusted EBITDA represents net earnings on a GAAP basis excluding income taxes, interest expense, net, gains or losses on the sale of company-operated restaurants, other operating expenses (income), net, depreciation and amortization, amortization of favorable and unfavorable leases and subleases, net and the amortization of franchise tenant improvement allowances and other. Adjusted EBITDA should be considered as a supplement to, not as a substitute for, analysis of results as reported under U.S. GAAP or other similarly titled measures of other companies. Management believes Adjusted EBITDA is useful to investors to gain an understanding of the factors and trends affecting the company's ongoing cash earnings, from which capital investments are made and debt is serviced.

Below is a reconciliation of non-GAAP Adjusted EBITDA to the most directly comparable GAAP measure, net earnings (in thousands).

	12 Weeks Ended
	July 10, 2022	July 4, 2021
Net earnings - GAAP	$22,857	$40,028
Income taxes	9,237	11,991
Interest expense, net	19,703	15,158
Gains on the sale of company-operated restaurants	(802)	(264)
Other operating expenses, net	4,129	922
Depreciation and amortization	16,713	10,389
Amortization of favorable and unfavorable leases and subleases, net	437	—
Amortization of franchise tenant improvement allowances and other	919	796
Adjusted EBITDA – non-GAAP	$73,193	$79,020

Restaurant-Level Margin

Restaurant-Level Margin is defined as company restaurant sales less restaurant operating costs (food and packaging, labor, and occupancy costs) and is neither required by, nor presented in accordance with GAAP. Restaurant-Level Margin excludes revenues and expenses of our franchise operations and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, other operating expenses (income), net, gains or losses on the sale of company-operated restaurants, and other costs that are considered normal operating costs. As such, Restaurant-Level Margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of the exclusion of corporate-level expenses. Restaurant-Level Margin should be considered as a supplement to, not as a substitute for, analysis of results as reported under GAAP or other similarly titled measures of other companies. The company is presenting Restaurant-Level Margin because it believes that it provides a meaningful supplement to net earnings of the company's core business operating results, as well as a comparison to those of other similar companies. Management utilizes Restaurant-Level Margin as a key performance indicator to evaluate the profitability of company-operated restaurants.

Below is a reconciliation of non-GAAP Restaurant-Level Margin to the most directly comparable GAAP measure, earnings from operations (in thousands):

	Jack in the Box		Del Taco
	July 10, 2022	July 4, 2021	July 10, 2022	July 4, 2021
Earnings from operations - GAAP	$47,963	$67,381	$3,904	$—
Franchise rental revenues	(78,278)	(80,598)	(1,791)	—
Franchise royalties and other	(46,632)	(48,582)	(5,426)	—
Franchise contributions for advertising and other services	(46,168)	(48,386)	(4,780)	—
Franchise occupancy expenses	49,216	48,824	1,755	—
Franchise support and other costs	3,422	2,722	346	—
Franchise advertising and other services expenses	47,622	49,168	4,776	—
Selling, general and administrative expenses	26,913	21,796	13,173	—
Other operating expenses, net	3,461	922	668	—
Gains on the sale of company-operated restaurants	(802)	(264)	—	—
Depreciation and amortization	9,202	10,389	7,511	—
Restaurant-Level Margin- Non-GAAP	$15,919	$23,372	$20,136	$—

Company restaurant sales	$100,899	$91,892	$114,333	$—

Restaurant-Level Margin % - Non-GAAP	15.8%	25.4%	17.6%	—%

Franchise-Level Margin

Franchise-Level Margin is defined as franchise revenues less franchise operating costs (occupancy expenses, advertising contributions, and franchise support and other costs) and is neither required by, nor presented in accordance with GAAP. Franchise-Level Margin excludes revenue and expenses of our company-operated restaurants and certain costs, such as selling, general, and administrative expenses, depreciation and amortization, other operating expenses (income), net, and other costs that are considered normal operating costs. As such, Franchise-Level Margin is not indicative of the overall results of the company and does not accrue directly to the benefit of shareholders because of the exclusion of corporate-level expenses. Franchise-Level Margin should be considered as a supplement to, not as a substitute for, analysis of results as reported under GAAP or other similarly titled measures of other companies. The company is presenting Franchise-Level Margin because it believes that it provides a meaningful supplement to net earnings of the company's core business operating results, as well as a comparison to those of other similar companies. Management utilizes Franchise-Level Margin as a key performance indicator to evaluate the profitability of our franchise operations.

Below is a reconciliation of non-GAAP Franchise-Level Margin to the most directly comparable GAAP measure, earnings from operations (in thousands):

	Jack in the Box		Del Taco
	July 10, 2022	July 4, 2021	July 10, 2022	July 4, 2021
Earnings from operations - GAAP	$47,963	$67,381	$3,904	$—
Company restaurant sales	(100,899)	(91,892)	(114,333)	—
Food and packaging	33,319	27,061	32,435	—
Payroll and employee benefits	33,699	27,356	37,667	—
Occupancy and other	17,960	14,103	24,095	—
Selling, general and administrative expenses	26,913	21,796	13,173	—
Other operating expenses, net	3,461	922	668	—
Gains on the sale of company-operated restaurants	(802)	(264)	—	—
Depreciation and amortization	9,202	10,389	7,511	—
Franchise-Level Margin - Non-GAAP	$70,816	$76,852	$5,120	$—

Franchise rental revenues	$78,278	$80,598	$1,791	$—
Franchise royalties and other	46,632	48,582	5,426	—
Franchise contributions for advertising and other services	46,168	48,386	4,780	—
Total franchise revenues	$171,078	$177,566	$11,997	$—

Franchise-Level Margin % - Non-GAAP	41.4%	43.3%	42.7%	—%

Contacts

Contact: Chris Brandon
Vice President, Investor Relations
chris.brandon@jackinthebox.com
619.902.0269